UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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KBW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KBW, Inc.
787 Seventh Avenue
New York, New York 10019

April 27, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of KBW, Inc. The meeting will be held at 10:00 a.m., New York time, on Wednesday, June 6, 2007, at the AMA Management Center, located at 1601 Broadway, New York, New York 10019.

The accompanying Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by stockholders at the Annual Meeting.

Please note our procedures for admission to the Annual Meeting, which are described in the Notice of the 2007 Annual Meeting of Stockholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). If you own shares of record and receive the proxy materials electronically, you will receive an accompanying e-mail message with instructions on how to vote. Whether or not you plan to attend the Annual Meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted in accordance with your instructions.

You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the question “Can I change my vote after I have submitted my proxy?” on page 4 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the Annual Meeting.

This Proxy Statement, along with our 2006 annual report and the proxy, is being distributed to stockholders on or about April 27, 2007.

Sincerely,

JOHN G. DUFFY
Chairman of the Board
and Chief Executive Officer

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF

KBW, INC.

TO BE HELD ON WEDNESDAY, JUNE 6, 2007

KBW, Inc.

787 Seventh Avenue New York, New York 10019

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 6, 2007.

Time:	10:00 a.m., New York time.

Place:	AMA Management Center, 1601 Broadway, New York, New York 10019.

Purposes:	1. To elect one Class III director to serve on the Board of Directors until the Annual Meeting in 2010,

2. To ratify the appointment of the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007, and

3. To transact such other business that may properly come before the Annual Meeting and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on April 16, 2007.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card or voting instruction card. If you are receiving these proxy materials electronically, the accompanying e-mail message contains instructions for voting.

Who May Attend:	Only persons with either an admission ticket, evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. Photo identification will be required (a drivers license or passport is preferred).

•	If your shares are registered in your name: you must bring the admission ticket attached to your enclosed proxy card. If you have elected to receive your proxy materials electronically, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

•	If your shares are registered in the name of a broker, trust, bank or other nominee: you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the Annual Meeting.

By Authorization of the Board of Directors,

MITCHELL B. KLEINMAN
Executive Vice President and General Counsel

New York, New York
April 27, 2007

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS OF

KBW, INC.

TO BE HELD ON WEDNESDAY, JUNE 6, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of KBW, Inc. (which we refer to as the “Company,” “KBW,” “we,” “our” or “us” in this Proxy Statement) is soliciting your proxy to vote your shares of common stock at the 2007 Annual Meeting of Stockholders (the “Meeting”).

Why did I receive this Proxy Statement?

You received this Proxy Statement because you were a stockholder at the close of business on April 16, 2007, the record date, and are therefore entitled to vote at the Meeting. This Proxy Statement, the 2006 annual report and the accompanying proxy card or voting instruction card are being distributed to stockholders beginning on April 27, 2007. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is the purpose of the Meeting?

At the Meeting, stockholders will vote upon the matters outlined in the Notice of the 2007 Annual Meeting of Stockholders. These are expected to be the election of a Class III director and the ratification of the appointment of our independent registered public accounting firm. Also, management will report on matters of current interest to our stockholders and respond to questions.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. When you designate a proxy, you also may direct the proxy how to vote your shares. John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, three of our executive officers, have been appointed by the Board as proxies for the Meeting. By completing and returning the enclosed proxy card or submitting your proxy by telephone or the Internet, you are giving the proxies the authority to vote your shares in the manner you indicate.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of common stock at a meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of the New York Stock Exchange (the “NYSE”).

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with The Bank of New York, the Company’s stock transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy and vote my shares?”

Why did I receive more than one proxy card?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of common stock.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock at the close of business on our record date, which is Monday, April 16, 2007.

How many shares must be present to hold the Meeting?

In accordance with the amended and restated bylaws of the Company (the “Company Bylaws”), shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Meeting if:

•	You are present and vote in person at the Meeting, or

•	You have properly and timely submitted your proxy.

How many shares of common stock may vote at the Meeting?

As of April 16, 2007, there were 32,121,968 shares of common stock outstanding and entitled to vote. This includes 2,897,061 shares of restricted stock which have been awarded to employees of the Company pursuant to the Company’s 2006 Equity Incentive Plan (the “Equity Incentive Plan”). It also includes shares currently owned by employees, which may be restricted from transfer or sale under the terms of certain agreements. Each share of common stock is entitled to one vote on each matter presented.

How do I submit my proxy and vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing and mailing in the enclosed proxy card,

•	over the telephone by calling the toll free number listed on the proxy card, or

•	via the Internet using the website listed on the proxy card.

The Internet and telephone voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity as a stockholder. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided. If you wish to vote using a paper format, please return your signed proxy card promptly to ensure we receive it before the Meeting. Note that if you elected to receive these materials electronically, you did not receive a proxy card, and the e-mail message accompanying these materials contains instructions for voting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting by completing a ballot at the Meeting. Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy as described so your vote will be counted if you later decide not to attend. If you submit your vote by proxy and later decide to vote in person at the Meeting, the vote you submit at the Meeting will override your proxy vote.

If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

How can I attend the Meeting?

Our stockholders are invited to attend the Meeting. You must present an admission ticket which is attached to the enclosed proxy card or which you may obtain by contacting Alan Oshiki with Investor Relations at (866) 529-2339, or evidence of stock ownership in order to be admitted. You will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Meeting. To help us plan for the Meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

If you are a “stockholder of record,” you must bring the admission ticket that is attached to your proxy card. If you have elected to receive your proxy materials electronically and therefore did not receive a physical admission ticket, please contact Alan Oshiki with Investor Relations at (866) 529-2339 and request an admission ticket.

If you hold your shares in “street name,” you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or evidence that you own shares, you will not be admitted to the Meeting.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposal 2 requires the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

What are my choices when voting?

As to Proposal 1, you may cast your vote in favor of electing the nominee as director or withhold your vote for such nominee. As to Proposal 2, you may cast your vote in favor of or against such proposal, or you may elect to abstain from voting your shares.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the nominee for Class III director with a term expiring at the 2010 annual meeting of stockholders.

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card or submit your proxy by telephone or the Internet without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

•	FOR the election of the nominee for Class III director with a term expiring at the 2010 annual meeting of stockholders.

•	FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

How are votes withheld, abstentions and broker non-votes treated?

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Meeting. Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. As to Proposal 1, votes withheld and abstentions will have no effect on the outcome of the vote.

If you are a street name holder and fail to instruct the stockholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. With respect to the two proposals to be acted upon at the Meeting, the rules permit member brokers (other than Keefe, Bruyette & Woods, Inc., our wholly owned broker-dealer subsidiary (“Keefe Bruyette”), for the reasons described below) to exercise voting discretion as to the uninstructed shares. If the broker, bank or other nominee does not exercise this discretion, the uninstructed share will be referred to as a “broker non-vote.” Broker non-votes are counted for general quorum purposes. However, if a matter for which a broker does not have authority to vote should be properly presented for a vote at the Meeting, any broker non-votes will not be deemed to be “present” with respect to such matter.

Keefe Bruyette is a member broker of the NYSE and a stockholder of record with respect to shares of our common stock held in street name on behalf of Company clients. Because the broker-dealer subsidiary is our affiliate, such entity may vote uninstructed shares only in the same proportion as the votes cast by all record holders on the proposals.

Can I change my vote after I have submitted my proxy?

You may revoke your proxy at any time before your proxy is voted at the Meeting by doing one of the following:

•	by submitting a later-dated proxy by Internet or telephone before 11:59 p.m., New York time, on June 5, 2007,

•	by submitting a later-dated proxy to Office of the General Counsel of the Company at our principal executive offices located at 787 Seventh Avenue, New York, New York 10019, which must be received prior to the time of the Meeting,

•	by sending a written notice of revocation to Office of the General Counsel of the Company at our principal executive offices, which must be received prior to the time of the Meeting, stating that you revoke your proxy, or

•	by attending the Meeting and voting your shares in person.

Who will count the votes?

Representatives from ADP Investor Communications Services will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

If you have any further questions about voting your shares or attending the Meeting, please call Alan Oshiki with Investor Relations at (866) 529-2339.

PROPOSAL 1

Election of Class III Director

Composition of the Board

The full Board currently consists of five directors. The Board is divided into three classes, with Class I and II each having two directors and Class III having one director. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The current composition of the Board is:

Class I Directors (serving until the 2009 Meeting)	John G. Duffy
Daniel M. Healy
Class II Directors (serving until the 2008 Meeting)	Andrew M. Senchak
Christopher M. Condron
Class III Director (term expiring at this Meeting)	Thomas B. Michaud

The election of the Class III director will take place at the Meeting. At its meeting held on March 22, 2007, the Board approved the recommendation of the Corporate Governance and Nominations Committee (the “CG&N Committee”) that the Class III director be elected for a three-year term.

If elected, the Class III director nominee will serve on the Board until the 2010 annual meeting of stockholders, or until his successor is duly elected and qualified in accordance with the Company Bylaws. If the nominee should become unable to accept election, Messrs. Duffy, Giambrone and Kleinman, and each of them, as designated proxies, may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that the nominee for election named below will be unable to serve.

Your Board Recommends That Stockholders
Vote FOR the Class III Director Nominee Listed Below

Nominee For Election as Class III Director With Term Expiring at the 2010 Annual Meeting:

Thomas B. Michaud.  Mr. Michaud, 43, has been a director of the Company since August 1, 2005. Mr. Michaud’s primary responsibilities with the firm are to oversee our sales and trading businesses. He began his career with us in 1986 as a credit trainee in the Bank Watch Department and transferred to the Research Department before joining our Equity Sales Team in 1988. He was named Director of Equity Sales and Executive Vice President in 1999. He became a director of Keefe Bruyette, the Company’s wholly-owned broker-dealer subsidiary, in 1999 and its Vice Chairman and Chief Operating Officer in 2001. He was elected President of Keefe Bruyette in 2006. At the time of formation of the holding company structure under KBW, Inc., in August 2005, he was also named Vice Chairman and Chief Operating Officer of KBW, Inc. Mr. Michaud is a graduate of Middlebury College and earned an M.B.A. from the Stern School of Business at New York University. From 1994 until 2001 he was an elected member of the Representative Town Meeting of the Town of Greenwich, Connecticut. The Representative Town Meeting is the legislative body for the Town of Greenwich. He also serves on the Board of Directors of the Greenwich Chapter of the American Red Cross.

Continuing Class I Directors With Terms Expiring at the 2009 Annual Meeting:

John G. Duffy.  Mr. Duffy, 57, has been a director and Chairman of the Company since August 1, 2005. He joined us in 1978 as manager of our Bank Watch Department evaluating credit ratings for financial institutions nationwide. He became a director of Keefe Bruyette in 1990, was named its Co-CEO and President in 1999 and its Chairman and CEO in 2001. Prior to that, Mr. Duffy was Executive Vice President in charge of Keefe Bruyette’s Corporate Finance Department. At the time of formation of the holding company structure under KBW, Inc., in August 2005, he was also named Chairman and CEO of KBW, Inc. He is a graduate of the City College of New York. Mr. Duffy serves on the Board of Trustees of the Michael Smurfit Graduate School of Business, University College in Dublin, Ireland, as well as St. Michael’s College in Colchester, Vermont, and The Ursuline School in New Rochelle, New York. He is also Chairman of the Investment

Committee of the Cardinal and Gold Fund of Cardinal Hayes High School in Bronx, New York and a director of the American Ireland Fund.

Daniel M. Healy.  Mr. Healy, 64, has been a director of the Company since October 19, 2006. Beginning in 1992 and until its acquisition by Capital One Financial Corporation (“Capital One”) in December 2006, Mr. Healy served as the Executive Vice President and Chief Financial Officer of North Fork Bancorporation, Inc. (“North Fork”), a New York based bank holding company. Mr. Healy had also been a member of the Board of Directors of North Fork since 2000. He currently serves as a member of the Board of Directors and Chairman of the Audit Committee of Hiscox LTD, a public company (LSE: HSX.L), and as a director of Harlem, RBI, a not-for-profit organization.

Continuing Class II Directors With Terms Expiring at the 2008 Annual Meeting:

Christopher M. “Kip” Condron.  Mr. Condron, 59, has been a director of the Company since February 1, 2007. He is the President, CEO and a director of AXA Financial, Inc., a multinational provider of diversified financial services, and the Chairman of the Board, President and CEO of AXA Equitable Life Insurance Company, MONY Life Insurance Company, MONY Life Insurance Company of America and AXA Life and Annuity Company. Mr. Condron is also a member of the Management Board of AXA Financial’s parent, AXA (NYSE: AXA), a worldwide leader in financial protection and wealth management, and a director and Chairman of the Compensation Committee and member of the Corporate Governance and Executive Committees of AllianceBernstein Corporation, the General Partner of AXA Financial’s majority-owned subsidiary AllianceBernstein Holdings, L.P. (NYSE: AB). He serves as a director of the Financial Services Roundtable, Central Supply Corp. and the American Council of Life Insurers. He is also a director of the American Ireland Fund and serves as its Treasurer and Chairman of its Executive Committee and is the Chairman of the President’s Business Council of the University of Scranton. Prior to joining AXA Financial in 2001, Mr. Condron was President and Chief Operating Officer of Mellon Financial Corporation and Chairman and Chief Executive Officer of its subsidiary, the Dreyfus Corporation.

Andrew M. Senchak.  Mr. Senchak, 60, has been a director of the Company since August 1, 2005., At the time of formation of the holding company structure under KBW, Inc., in August 2005,he was also named Vice Chairman and President of KBW, Inc. He has been with our Investment Banking Department since 1985. In 1997 he became a director of Keefe Bruyette as well as head of the Investment Banking Department, and was elected its Vice Chairman and its President in 2001. Mr. Senchak stepped down as President of Keefe Bruyette in 2006. Prior to joining the firm Mr. Senchak taught Economics at Rutgers University and spent two and a half years in Brazil with the Peace Corps. He received a B.A. in Liberal Arts from Lafayette College and earned a Ph.D. in Economics from Columbia University. Mr. Senchak is a member of the Board of Trustees of Newark Academy in Livingston, N.J., the World Trade Center Memorial Foundation, and the KBW Family Fund. He is also on the Board of WeatherWise USA, Inc., a private company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Codes of Ethics

In connection with our initial public offering (the “IPO”), the Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) which are available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.” The Corporate Governance Guidelines are also available in print to any stockholder who requests it. The Corporate Governance Guidelines, along with the charters of the Board committees, the Code of Business Conduct and Ethics (the “Code of Ethics”) and the supplement to the Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers (the “Supplemental Code of Ethics”), provide the framework for the corporate governance of the Company. The CG&N Committee is responsible for overseeing and reviewing the guidelines at least annually, and recommending any proposed changes to the Board for approval.

In connection with the IPO, the Board also adopted the Code of Ethics, which applies to all employees, officers and directors of the Company and its subsidiaries, as well as the Supplemental Code of Ethics. As of the date of printing of this Proxy Statement, since their adoption no amendments to or waivers from either the Code of Ethics or the Supplemental Code of Ethics have been approved by the Board. The full text of each such code is available at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance,” and is available in print to any stockholder who requests it. We intend to disclose amendments to, or waivers from, each such code in accordance with the rules and regulations of the SEC and make such disclosures available on our web site.

Director Independence

In connection with the IPO, our common stock was listed on the NYSE on November 9, 2006. In compliance with the “phase-in” exemptions for newly listed companies under the NYSE listing rules (the “NYSE Listing Rules”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a majority of each of the Board’s audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and CG&N Committee is currently comprised of independent members. In accordance with such rules the Company expects, no later than the first anniversary of its listing on the NYSE, to have a majority of the Board comprised of independent members and to have each of the Audit Committee, Compensation Committee and CG&N Nominations Committee comprised solely of independent members.

The Board affirmatively determines the independence of each director and nominee for election as a director. To determine that a director or director nominee is independent the Board will, among other things, determine that no material relationship exists with the Company or management, and that none of the express disqualifications contained in the NYSE Listing Rules, and in the case of Audit Committee members Rule 10A-3 of the Exchange Act, apply to such person. The Board has determined that under the NYSE Listing Rules each of Daniel M. Healy and Christopher M. Condron is an independent director. In reaching such a determination, the Board concluded that neither Mr. Healy nor Mr. Condron:

•	had any material relationship with the Company (other than as a director), either directly or as a partner, stockholder or officer of another organization that has a relationship with the Company,

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of the Company,

•	receives, or has an immediate family member who receives, more than $100,000 in direct compensation from the Company (other than director and committee fees),

•	is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company,

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of the Company’s present executives serve on the compensation committee,

•	is an executive officer of a company that makes payment to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, or

•	is an executive officer of any charitable organization to which the Company has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

The Board has further determined that each of Messrs. Healy and Condron (i) satisfies the independence requirements for audit committee members set forth in Rule 10A-3 of the Exchange Act, (ii) qualifies as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) qualifies as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Messrs. Duffy, Senchak and Michaud are not considered independent directors because of their status as employees of the Company.

As described in the summary of his business experience on page 6, Mr. Healy served as Executive Vice President and Chief Financial Officer of North Fork until its acquisition by Capital One in December 2006. In considering Mr. Healy’s independence, the Board considered that Keefe Bruyette had performed numerous investment banking and brokerage services for North Fork for which Keefe Bruyette received fees and commissions, including acting as co-financial advisor to North Fork’s board of directors in connection with the acquisition by Capital One. In addition, the Board considered that North Fork provides regular depository and other banking services to the Company and receives customary fees from the Company and its affiliates for such services.

As described in the summary of his business experience on page 6, Mr. Condron serves in certain senior executive positions at AXA, a publicly traded company, and affiliates of AXA. In considering Mr. Condron’s independence, the Board reviewed several business relationships between the Company and entities affiliated with Mr. Condron. AXA Financial’s subsidiary, AXA Equitable Life Insurance Company, is the owner of the property at which Company rents its New York office space pursuant to a lease that was entered into in an arm’s length transaction in 2001. In addition, Keefe Bruyette was retained by AXA Financial to serve as an expert in connection with appraisal rights litigation in which AXA Financial is the defendant, and which arises out of AXA Financial’s purchase of the MONY Group in 2004. The Company also executes portfolio transactions for the AXA Equitable sponsored funds-EQ Advisors Trust, AXA Premier VIP Trust, AXA Enterprise Funds Trust, AXA Enterprise Multimanager Funds Trust and The Enterprise Group of Funds, Inc. Finally, Keefe Bruyette has been paid brokerage commissions by or on behalf of AXA Financial’s majority-owned subsidiary, AllianceBernstein L.P. or an affiliate and may continue to be paid commissions by AllianceBernstein in the future.

The Board has not adopted categorized standards other than those mandated by the NYSE or definitions of director relationships not deemed to be material in order to reach determinations of independence. In reaching its independence and other determinations with respect to each of Messrs. Healy and Condron, the Board reviewed all the relevant facts and circumstances related to the business relationships described above, including but not limited to the dollar amounts involved and the fact that neither director received any special benefit from such relationship. The Board concluded that such directors did not have a direct or indirect material interest in such relationships and that such relationships were not otherwise material, either from the perspective of the director or the organizations with which the director had or has an affiliation.

Nominations for Directors

Identifying Candidates

The CG&N Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The CG&N Committee will consider qualifications of nominees recommended by the Company’s stockholders. Written notice submitted by stockholders recommending the nomination of a person to the Board should be delivered to the Company’s Corporate Secretary at our principal executive offices as follows:

KBW, Inc.
Attn: Corporate Secretary
787 Seventh Avenue
New York, New York 10019

Such stockholder must be a stockholder of record at the time notice is delivered to the Corporate Secretary and be entitled to vote at the meeting for the election of such director. In order to be considered for inclusion in the proxy statement and form of proxy for the 2008 annual meeting of stockholders, the stockholder’s notice must be delivered to the Corporate Secretary of the Company in accordance with the procedures and no later than deadline set forth in the Company Bylaws, which is not less than 60 days nor more than 90 days before the first anniversary of June 6, 2007. If the notice contains the requisite information set forth in the following paragraph, such notice will be forwarded to the CG&N Committee for review and consideration.

In accordance with the Company Bylaws and the nominating policy adopted by the CG&N Committee, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of such person,

•	the principal occupation or employment of such person,

•	the class and number of shares of capital stock of the Company that are beneficially owned by such person, if any,

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the Exchange Act, and

•	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected;

and as to the stockholder giving the notice:

•	the name, and business address and residential address, as they appear on the Company’s stock transfer books, of such stockholder,

•	a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice,

•	the class and number of shares of capital stock of the Company beneficially owned by such stockholder, and

•	a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The CG&N Committee may require any nominee to furnish additional information that may be needed in order to determine the eligibility of the nominee or the propriety of his or her nomination. In addition to the recommendations of Company stockholders, the CG&N Committee may also consider director candidates recommended by current or former directors of the Company or existing management. While it has not done so in the past, the CG&N Committee may also retain third party search firms to identify or evaluate potential nominees. The CG&N Committee will consider the attributes of candidates and the needs of the Board and, subject to the discussion below regarding incumbent directors, will review all candidates in the same manner, regardless of the source of the recommendation.

Qualifications and Selection Process

In assessing each potential candidate, the CG&N Committee will review the nominee’s financial literacy or financial expertise (as contemplated by applicable rules and regulations), age, career, experience and expertise in the investment banking and financial services industries, relevant technical skills, strength of character, ability to work collegially and such other factors the CG&N Committee determines are pertinent in light of the needs of the Board and the size and diversity of the Board and its committees. The CG&N Committee may modify these minimum qualifications from time to time.

The CG&N Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees, which may include review of an appropriate questionnaire completed by the nominee as well as personal interviews. The CG&N Committee will also review the independence of each candidate and other qualifications, as well as consider questions of possible material conflicts of interest between nominees and the Company. After the CG&N Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, it will make a determination whether to recommend the nominee for approval to the Board.

It is the CG&N Committee’s policy and is reflected in the Corporate Governance Guidelines that the continuing service of qualified incumbent directors generally promotes stability and continuity and gives the Company the benefit of the familiarity and insight into the Company’s affairs that its directors accumulate during their tenure. Therefore, in considering candidates for election at annual meetings of stockholders, the CG&N Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The committee will then evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In this regard, it will determine if the director continues to satisfy the minimum qualifications for director candidates and whether there exist any considerations against re-nomination. If the committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, and there are otherwise no facts or circumstances that in the committee’s reasonable discretion should preclude such nominee from serving on the Board, then absent any special circumstances, the committee will propose the incumbent director for re-election.

Communications with the Board

The Board maintains a process for stockholders and other interested parties to communicate with the Board and its committees by email, letter, or in certain circumstances, by telephone. The Company will initially receive and process communications and communications will be forwarded to the Board, to any committee or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication. This communications process is more fully described on our website at www.kbw.com by first clicking “Investor Relations” and then “Corporate Governance.”

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board meetings and meetings of the Board committees on which they serve. The Board met 11 times during the 2006 fiscal year, all of which were regularly scheduled meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served during fiscal 2006.

It is the Company’s policy that directors are encouraged to attend each annual meeting of stockholders.

Meetings of Non-Management Directors

The non-management directors will meet in executive session at least once a year in regularly scheduled executive sessions, and may meet more often as necessary. Mr. Healy has been appointed by the non-management directors as presiding director for all executive sessions. His responsibilities as presiding director include:

•	setting the agenda for and leading the non-management director sessions,

•	briefing the Chairman and Chief Executive Officer on any issues arising from those sessions, and

•	acting as the principal non-exclusive liaison to the Chairman and Chief Executive Officer for the views, and any concerns and issues, of the non-management directors.

Stockholders and other interested parties can communicate with the presiding director through the communications process referred to in “Communications with the Board” on page 10.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the CG&N Committee. In accordance with NYSE Listing Rules for companies that have been listed on the NSYE for more than 90 days but less than one year, a majority of each committee is comprised of non-employee, independent directors. The table below shows current membership for each of these Board committees.

Audit	Corporate Governance and	Compensation
Committee	Nominations Committee	Committee

Daniel M. Healy* Christopher M. Condron John G. Duffy	John G. Duffy* Christopher M. Condron Daniel M. Healy	Christopher M. Condron* John G. Duffy Daniel M. Healy

* Committee Chair

In addition to the three standing committees mentioned above, the Board has established the following:

•	an executive committee, consisting of Messrs. Duffy, Michaud and Senchak, which has been empowered by the Board to advise the Company on strategic matters and will exercise the authority of the Board between meetings of the full Board (other than such authority as is reserved to the other Board committees or the full Board itself), and

•	the non-executive compensation evaluation committee (the “Non-Executive Compensation Committee”), consisting of Messrs. Duffy and Michaud, which has been empowered by the Board to determine and approve certain cash and non-cash bonus and other non-cash incentive opportunities solely for employees and employee candidates that are not executive officers.

Audit Committee

The Audit Committee was established in connection with the IPO and met one time during 2006. The Audit Committee is comprised of Messrs. Healy and Condron, whom the Board has determined are independent pursuant to the NYSE Listing Rules and Rule 10A-3 of the Exchange Act, as well as Mr. Duffy, the Company’s Chairman and Chief Executive Officer. Mr. Healy also serves as chairman of the audit committee of Hiscox LTD, a public company that trades on the London Stock Exchange. Mr. Condron does not serve on the audit committee of any other public company.

The current composition of the Audit Committee with a majority of independent members complies with the “phase-in” exemptions for newly listed companies under the NYSE Listing Rules and Rule 10A-3 of the Exchange Act. The Board has concluded that the current composition of the Audit Committee does not materially adversely affect its ability to act independently or to otherwise discharge its duties in accordance with applicable rules and regulations. At meetings of the Audit Committee, the independent members of the committee meet in executive session as appropriate. It is expected that the Audit Committee will be comprised solely of independent directors no later than the first anniversary of the listing of our common stock on the NYSE, in accordance with the NYSE Listing Rules and Rule 10A-3 of the Exchange Act.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the NYSE Listing Rules. The Board also has determined that Mr. Healy, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning stipulated by the SEC. The Board has adopted a charter for the Audit Committee which is attached to this Proxy Statement as Appendix A and is available on the Company’s website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.

The Audit Committee assists the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, performance and independence, (iii) the performance of the Company’s internal audit function and (iv) compliance by the Company with legal and regulatory requirements. The Audit Committee’s responsibilities, discussed in detail in its charter, include among other things:

•	compensation and oversight of, and appointment or replacement of, the independent registered public accounting firm,

•	pre-approval of all auditing, internal control-related and permitted non-audit services to be performed for the Company, including the scope and the terms thereof,

•	review and discuss with management and the independent registered public accounting firm the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with Company policies,

•	review consolidated financial statements and related public disclosures and discuss with management and the independent registered public accounting firm accounting policies and practices used and judgments made in connection therewith, and

•	performance of other functions or duties deemed appropriate by the Board.

Corporate Governance and Nominations Committee

The CG&N Committee was established in connection with the IPO and did not meet during 2006. The CG&N Committee is comprised of Mr. Healy and Mr. Condron, whom the Board has determined are independent pursuant to the NYSE Listing Rules, as well as Mr. Duffy, the Company’s Chairman and Chief Executive Officer and current chairman of the CG&N Committee. At meetings of the CG&N Committee, the independent members of the committee meet in executive session as appropriate. It is expected that the CG&N Committee will be comprised solely of independent directors no later than the first anniversary of the listing of our common stock on the NYSE, in accordance with the NYSE Listing Rules. The Board has adopted a charter for the CG&N Committee, which is available on the Company’s website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.

The CG&N Committee (i) assists the Board by identifying individuals qualified to become Board members, (ii) recommends to the Board changes to the Corporate Governance Guidelines, (iii) leads the Board in its annual review of the Board and management’s performance and (iv) recommends nominees for membership on Board committees. The CG&N Committee’s responsibilities, discussed in detail in its charter, include among other things:

•	development of qualifications and criteria for selecting and evaluating director nominees and evaluating current directors,

•	consideration and proposal of director nominees for election at each annual meeting of stockholders,

•	monitoring developments in corporate governance principles and standards in conjunction with its assessment of the Corporate Governance Guidelines,

•	annual review of and making recommendations with respect to the Company’s director compensation policy, and

•	performance of other functions or duties deemed appropriate by the Board.

Compensation Committee

The Compensation Committee was established in connection with the IPO and did not meet during 2006. The Compensation Committee is comprised of Mr. Condron, the chairman of the committee, and Mr. Healy, each of whom the Board has determined are independent pursuant to the NYSE Listing Rules, as well as Mr. Duffy, the Company’s Chairman and Chief Executive Officer. The Board has also determined that each of Messrs. Condron and Healy qualifies as an “outside” director within the meaning of Section 162(m) of the Code, and as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. At meetings of the Compensation Committee, the independent members of the committee meet in executive session as appropriate. It is expected that the Compensation Committee will be comprised solely of independent directors no later than the first anniversary of the listing of our common stock on the NYSE, in accordance with the NYSE Listing Rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.kbw.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.

The Compensation Committee (i) discharges the Board’s responsibilities relating to compensation of the Chief Executive Officer (the “CEO”) and the Company’s other executive officers and (ii) has responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect executive officers. The Compensation Committee’s responsibilities, discussed in detail in its charter, include among other things:

•	review and approval of corporate goals and objectives relevant to CEO compensation, evaluation of the CEO’s performance and establishment of the CEO’s compensation based on such evaluations,

•	review and approval of annual base salaries and incentive opportunities of the other executive officers,

•	monitor compliance with laws affecting employee compensation and benefits,

•	oversee compliance with the NYSE Listing Rules requiring stockholder approval of equity compensation plans, and

•	perform other functions or duties deemed appropriate by the Board.

The Compensation Committee approved the Board’s delegation of authority to the Non-Executive Compensation Committee to determine and approve certain cash and non-cash bonus and other non-cash incentive opportunities with respect to fiscal 2006 for employees other than executive officers, as described further under “Determining Executive Compensation” beginning on page 17. The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate.

Also as described under “Determining Executive Compensation,” the Compensation Committee consults with and considers the recommendations of the Company’s executive officers in setting the amount and form of executive compensation. The Compensation Committee has authority under its charter to retain, approve fees for and terminate any compensation consultant to be used to assist it in the evaluation of executive officer compensation. The Committee has not currently engaged an outside consulting firm to assist in a review of its total compensation program for executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of a majority of independent, non-employee directors. Mr. Duffy, our Chairman and Chief Executive Officer, is the sole non-independent member of the committee. The Compensation Committee is expected to be comprised entirely of such directors no later than the one year anniversary of the IPO. Until such time, at meetings of the Compensation Committee the independent members of the committee will continue to meet in executive session or ask the sole employee director to abstain from voting on certain matters, as appropriate. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. Throughout this Proxy Statement, the individuals included in the Summary Compensation Table on page 24, are referred to as the “named executive officers.” References to “executives,” “executive officers,” “officers,” or “employees” include these named executive officers and other persons who are employed by the Company or its subsidiaries. The named executive officers include:

John G. Duffy — Chairman and Chief Executive Officer
Andrew M. Senchak — Vice Chairman and President
Thomas B. Michaud — Vice Chairman and Chief Operating Officer
Robert Giambrone — Executive Vice President and Chief Financial and Administrative Officer
Mitchell Kleinman — Executive Vice President and General Counsel

Compensation Philosophy and Objectives

The brokerage and investment banking sectors are intensely competitive industries that are subject to high turnover generally. We believe that an executive compensation philosophy designed to attract and retain the highest quality executives and that links pay to our performance is an essential cornerstone to operating successfully in our industry. The Committee believes that the most effective compensation program is one that rewards the achievement of strategic goals by the Company and that aligns executives’ interests with those of our stockholders. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives.

Pay for Performance

A substantial portion of the total compensation for executive officers is intended to be variable and structured on a pay-for-performance basis, which the Committee believes reflects our historically entrepreneurial culture. The significant weight put on year-end cash bonuses and year-end equity based awards as a component of overall executive compensation underscores this commitment to a pay for performance philosophy.

Generally, the more senior an executive’s position and the greater an executive’s responsibility and ability to influence our results of operations and achievement of strategic goals, the higher the percentage of his or her total compensation that will be performance based pay. The amount of such compensation will depend on the financial performance of the Company generally, the performance of the department or business group of such executive, and finally, the executive’s individual performance and contribution to the business. As a public company, the Committee may measure executive performance both on an absolute basis, for example based on the achievement of internal business goals for revenue, net income and operating earnings per share and the achievement of strategic initiatives, as well as on a relative basis, for example by comparing such metrics against those of our key competitors or comparing our overall stockholder return against our competitors.

Aligning Executive and Stockholder Interests

Prior to the completion of the IPO in November 2006, we operated as a private company with broad employee equity ownership. The only beneficial owners of shares were employees and their related accounts, such as individual retirement accounts and family or charitable giving trusts. Historically, an individual employee’s equity ownership generally correlated with seniority and tenure, and equity appreciation was a fundamental economic benefit of employment. Throughout our forty plus years prior to becoming a public company, this employee ownership structure significantly impacted our compensation decisions. Recognizing the need post-IPO to balance and align the interests of our employee owners with non-employee stockholders, we adopted an Annual Incentive Plan (the “Bonus Plan”) in order to determine annual bonuses for eligible employees, which generally includes our executive officers and other selected employees of the Company. The size of the annual employee bonus pool has historically been based upon a percentage of our revenues for the relevant fiscal year.

Over the years as a private company, most of our executive officers have built significant equity ownership in our Company, with such holdings constituting a majority of overall personal assets for many of such persons. The Committee believes that equity ownership of the Company directly aligns the interests of our executives with those of our stockholders and helps focus our executives on creation of long-term stockholder value. To maintain such an alignment, the Company entered into the amended and restated stockholders’ agreement (the “Stockholders’ Agreement”), which is applicable to executives and other employees with a title of “principal” or higher at the time of the IPO. The Stockholder’s Agreement contains contractual restrictions on disposition of such shares, which restrictions are further described in “Certain Relationships and Related Transactions — Amended and Restated Stockholders’ Agreement” beginning on page 34. While the Board may waive or modify certain of these restrictions, generally executives may not begin to dispose of shares they owned prior to the IPO other than in accordance with a schedule for lifting of restrictions, commencing on the second anniversary of the IPO. Our named executive officers collectively hold approximately 10.6% of our common stock entitled to vote, and together with our employees own approximately 76% of our outstanding common stock. See “Security Ownership” beginning on page 36.

Prior to the 2006 bonuses, year-end executive bonuses were generally paid entirely in cash, with occasional individual grants of restricted stock or restricted stock units (“RSUs”). Following the IPO and commencing with 2006 bonuses, the Committee determined that as a public company such bonuses should include an appropriate combination of cash and year-end equity based awards. As a result, in 2006 the Committee for the first time awarded a percentage of year-end executive compensation in the form of restricted stock awards. The vesting and other design features of these awards, together with the restrictions contained in the Stockholders’ Agreement, encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value. It is expected that the portion of year-end executive bonuses that will be paid in restricted stock will increase for subsequent years. Furthermore, one time restricted stock awards that were granted to substantially all employees in connection with the successful completion of the IPO established an across-the-board incentive for our employees to enhance stockholder value.

On October 30, 2006, the stockholders of the Company approved and adopted the Equity Incentive Plan. Subject to adjustment, the plan authorizes the issuance of up to 6,150,000 shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other equity-based awards. If any award is forfeited or if any stock option or SAR terminates without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will be available for distribution in connection with awards under the Equity Incentive Plan. If the option price of any stock option granted under the Equity Incentive Plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Equity Incentive Plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Equity Incentive Plan. The shares subject to grant under the Equity Incentive Plan are to be made available from authorized but unissued shares. The following table provides information as of December 31, 2006, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance.

		Number of Securities Remaining
Plan Category	Plan Name	Available for Future Issuance
Equity compensation plans approved by security holders:	Equity Incentive Plan	3,557,900
Equity compensation plans not approved by security holders:	None	None
Total		3,557,900

Executive Retention

Since our business model is based on the building of long-term relationships and personal relationships with clients and customers, the personal reputation, judgment, business generation capabilities and project execution skills of our professionals are critical to our success. As a result, we believe that the Company’s most valuable assets are its management team and key employees. Competition for talent in the Company’s business is intense, not only from investment banks but also from businesses outside the investment banking industry, such as hedge funds, private equity firms and venture capital funds. Therefore the Committee believes that a competitive executive compensation program designed to retain key talent is essential to the Company’s long-term success.

Determining Executive Compensation

We have historically set overall compensation expense as a percentage of revenue consistent with what we believe to be competitive with peer companies in our industry, which we have assessed in part through the use of peer data provided to us by outside vendors. However, we also have accounted for our unique pre-IPO employee ownership structure, which we believe provides a significant economic benefit through growth of equity value that consequently limits the benefits of a direct peer comparison. Balancing such factors, we determined that our overall annual compensation expense target as a public company would be in the range of 55-60% of annual revenue (not including amortization of certain equity awards granted in connection with the IPO).

Aggregate compensation for senior employees in our three main revenue producing operating groups — investment banking, fixed income, and equity sales and trading — is generally based on a percentage of revenues attributed to the efforts of those employees, together with other factors such as profitability of the group and overall profitability of the Company. Compensation for senior analysts in the Research Department is related to individual analyst performance and overall Company profitability, and is based on factors permitted under applicable law as well as the rules of the SEC, the NYSE and the National Association of Securities Dealers, Inc. Total compensation for senior employees in support and administration, including Messrs. Giambrone and Kleinman, is dependent on individual performance and the performance of the departments reporting to each of them, as well as overall Company profitability. While total compensation for Messrs. Duffy, Michaud and Senchak is generally based on overall Company profitability, the individual performance of each of such persons, as well as the performance of departments or groups under their supervision, is also considered. Such a combination of factors may result in significant compensation differences among these three executive officers, who together comprise our “Office of the Chairman.”

In addition to approving compensation of the Chief Executive Officer, the Committee must also approve compensation for officers at the level of executive vice president and more senior. Furthermore, the Committee approves hiring commitments for professionals where the related compensation expense is expected to equal or exceed $1.5 million. Below such level of seniority and compensation, the Board has delegated to the Non-Executive Compensation Committee authority to approve annual salary and bonuses of employees and new hires, although in certain circumstances decisions regarding solely non-equity based compensation for such employees may be made by senior management. The Non-Executive Compensation Committee will describe to the Committee its conclusions reached and actions taken, including with respect to salary adjustments and annual award amounts. The Committee can exercise its discretion in ratifying such actions or making any modifications it deems appropriate. The Committee ratified the actions taken by the Non-Executive Compensation Committee with regard to 2006 bonuses and 2007 base salaries at the first Committee meeting in 2007.

In determining executive officer compensation with respect to fiscal 2006, a year in which we were predominantly a private company, the Committee reviewed data for selected peer companies that was obtained from publicly available sources, as well as data which was provided by an independent compensation survey firm and engaged in a dialogue with the Chief Executive Officer regarding compensation of employees, industry practices and the contributions of individual executives. The Committee was also made aware of the amounts of compensation previously awarded to our executive officers.

Setting Year-End Performance Awards

Consistent with our compensation philosophy, a significant percentage of total compensation consists of a performance-based year-end bonus. The size of the annual employee bonus pool, which includes executive officer bonuses, has historically been based upon a percentage of revenues. Under the Bonus Plan, this bonus pool percentage is established by the Chief Executive Officer during the first quarter of each fiscal year, based upon our estimated annual budget. During the course of the year, the bonus pool percentage may be adjusted upward or downward based upon our actual performance. At the end of the fiscal year, the aggregate dollar amount of the annual bonus pool is established by the Chief Executive Officer based upon the pre-established percentage of the Company’s revenues as may have been adjusted from time to time. The size of the aggregate bonus pool must be approved by the Committee.

During the last month of the fiscal year, our department heads make recommendations regarding bonus payments based upon a combination of factors, including both individual and departmental performance and contribution to revenues, business and strategic development, market position, and overall Company performance. The Chief Executive Officer makes similar determinations for each of the department heads based on such factors as well as the overall management performance and contributions of such department heads. Department heads also serve on a Management Committee which meets periodically to discuss matters of interest beyond their specific department, and the Chief Executive Officer may also consider their contributions in this area when determining compensation. The Chief Executive Officer will review and discuss the proposed allocation of the bonus pool for each department with the relevant department head and recommend to the Committee or the Non-Executive Compensation Committee, as appropriate, approval of such bonus amounts. With respect to the Chief Executive Officer, the Committee has full and direct authority to approve compensation, including year-end bonus, based on its annual evaluation. The Committee will consult with and receive the recommendation of management not only with regard to the amount of bonuses, but also the appropriate allocation between cash and restricted stock or other equity-based compensation.

Bonuses (including cash and restricted stock) are awarded at the beginning of each calendar year in respect of performance for the preceding year.

Determining Profit Sharing Plan Contributions

Another element of our compensation structure is our Profit Sharing and Retirement Plan (“Profit Sharing Plan”). This defined contribution plan, which was created in the 1960’s and is an ERISA compliant retirement plan, provides for contributions to be made by the Company to eligible employee participants. Commencing in 2000, the Company added a feature which permitted employees to make elective salary deferral contributions to the Profit Sharing Plan in accordance with section 401(k) of the Code. Until 2000 the Company managed the investment of employee accounts in the Profit Sharing Plan, and it currently manages one of the investment options in the Profit Sharing Plan. Additional investment options which are managed by unaffiliated parties are also available.

Company contributions consist of a company contribution and a primary contribution. The Company Contribution is a mandatory contribution equal to 3% of an employee’s salary and is intended to meet the “safe harbor” requirements of Section 401(k)(12) of the Code with respect to nondiscrimination requirements. The primary contribution is a discretionary contribution made by the Company to employees who meet the eligibility requirements for participation in the primary contribution. The primary contribution is determined by the Board following the end of the year in respect of which such contribution is made and, if made, is determined as a percentage of “Salary” as defined in the Profit Sharing Plan. Following the IPO, the Board will annually assess the appropriate level of contribution, including the aggregate percentage limitation on compensation expense as a percentage of revenues established by the Board. The Committee reviews and approves any Profit Sharing Plan contribution made by the Company to the Chief Executive Officer and other officers whose compensation is subject to Committee approval.

Setting Named Executive Officer Compensation in Fiscal 2007

Base salaries for named executive officers in fiscal 2007 have been established at $325,000 per year for each of Messrs. Duffy, Senchak and Michaud, $290,000 for Mr. Giambrone and $275,000 for Mr. Kleinman. Year-end bonuses for fiscal 2007 will be based on the Company’s first full year performance as a public company. The Committee will structure named executive officer compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee will determine the appropriate level and mix of incentive compensation. The Committee intends to utilize market data and analysis of industry peers in establishing such structure. The Committee also expects to retain an outside compensation consultant to provide additional relevant data and to assist it in analyzing different forms of compensation, establishing corporate goals and objectives, and determining appropriate amounts of compensation with respect to fiscal 2007.

2006 Executive Compensation Components

Total compensation paid to executive officers in 2006, including year-end bonuses, largely reflected our performance as a private company. For the 2006 fiscal year, the principal components of compensation for named executive officers were:

•	base salary,

•	year-end performance awards, including cash bonus and restricted stock awards,

•	restricted stock awards in connection with the IPO,

•	Profit Sharing Plan contributions and medical, dental, life and disability insurance benefits, and

•	other personal benefits.

We did not grant to any of our employees or directors, nor do we have outstanding, any stock options, equity warrants or other similar derivative securities.

Base Salary

The Company provides named executive officers and other executive employees with base salary to compensate them for services rendered during the fiscal year. Base salary is designed to provide a fixed amount of current cash income to each executive that is generally competitive with market practices. Base salaries for executive officers are reviewed and approved annually by the Committee. In setting base salaries, the Committee considers the executive’s role and responsibilities, external market data for similar positions in companies in our industry, and the recommendations of the Chief Executive Officer. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our executive officers accounts for a relatively small portion of overall compensation. In addition to base salary, all employees may receive supplemental salary payments during the year, subject to overall Company results at that time. These payments, which are not significant, have been made at the discretion of the Board and are considered part of salary since they are not linked to individual performance and are made available to all employees on the same terms. They are not included in the base salary rate for the next year. In 2006, such payments were made consistent with past practices. The Committee and Board have not determined if such payments will continue to be made in 2007 or in future years. Base salaries for each of our named executive officers are included in the “Summary Compensation” table set forth on page 24 of this Proxy Statement.

Year End Performance Awards

Under our compensation philosophy, the Company’s annual year-end cash and equity-based awards for employees, including our executive officers, is intended to constitute a significant portion of total compensation. All year-end awards are granted under the Bonus Plan, with equity-based awards granted pursuant to the Equity Incentive Plan.

For 2006, the Committee approved the actual cash and equity-based awards for executive officers based on the Committee’s assessment of the Company’s performance as a private company for approximately the first ten and a half months of the year and the remainder as a public company, including the performance of each of the officers and the department reporting to each of them. As a result, the 2006 year end performance awards may not be completely representative of the process we will use with respect to our first full year as a public company. The Committee considered the recommendations of the Chief Executive Officer regarding bonus and incentive compensation to be paid to each executive officer for 2006, which the Committee discussed with the Chief Executive Officer at its first meeting in 2007. Compensation for each of Messrs. Duffy, Senchak and Michaud was generally determined as approximately one percent of overall Company revenues and varied based on individual performance and the performance of the departments reporting to each of them. This compensation structure was designed to reflect the overall leadership and strategic efforts of such persons as part of the three-member “Office of Chairman.” The compensation for each of Mr. Giambrone and Kleinman reflected both individual performance and overall Company performance, including their management of the departments reporting to each of them as well as their contributions to the implementation of our strategic business goals

Consistent with our policy regarding executive stock ownership, approximately 15% of the 2006 annual bonus for each named executive officer was paid in the form of a year-end equity-based award under the Equity Incentive Plan. For other employees a formula was generally applied based on the amount of the 2006 aggregate bonus for such employee. Generally employees, including the named executive officers, with a total 2006 annual bonus of at least $1,000,000 received 15% of such bonus in the form of a restricted stock award, and employees with a total 2006 annual bonus of at least $500,000 and below $1,000,000 received 10% of such bonus in the form of a restricted stock award. The exact number of shares to be granted was calculated by dividing an amount equal to such percentage of total bonus granted in February 2007 by $29.86, the closing price of the Company’s common stock on the NYSE on February 1, 2007. Such restricted stock awards vest as follows: one-third of the shares vest on February 1, 2008, one-third vest on February 1, 2009, and one-third vest on February 1, 2010. Vesting accelerates on a change in control, death or permanent disability (as each such event is defined in the 2006 Incentive Plan), and any unvested shares are forfeited on certain employment termination events, including voluntary termination and termination with or without “cause” (as defined in the relevant award agreement) but excluding retirement (subject to satisfaction of certain conditions precedent).

IPO Restricted Stock Awards

In connection with the IPO, we granted 2,592,200 shares of restricted stock to certain of our directors and employees under the Equity Incentive Plan. The amount of individual grants was approved by the Board immediately prior to the pricing of the IPO. Such amounts were determined by the Chief Executive Officer in consultation with various department heads. Restrictions on resale and transfer of these restricted stock awards generally lift based on a vesting schedule of 25% of the amount of such restricted shares on the second anniversary of the completion of the IPO, 35% on the third anniversary, and the remaining 40% on the fourth anniversary. An aggregate of 13,300 shares awarded to employees who received awards of 100 shares each (of which 900 shares have been forfeited by departed employees) become free of these restrictions on May 7, 2006, the six month anniversary of the IPO, but remain subject to the lock-up agreement executed in connection with the IPO. Vesting accelerates on a change in control, death or permanent disability. Absent a waiver or modification by the Board, any unvested shares would be forfeited on any other termination of employment, including voluntary termination, termination with or without “cause” (as defined in the relevant award agreement) or retirement.

Contributions to the Company Profit Sharing and Retirement Plan

For 2006, the Company made contributions to the Profit Sharing Plan for the account of all eligible employees, including the named executive officers. Mandatory 2006 contributions for all employees that were employed for at least one year at the time of such contribution equaled 3% of base salary. In addition, the Company made a discretionary contribution of 12% of “Salary” (as defined in the Profit Sharing Plan) for fiscal 2006 to employees that were employed for at least three months prior to the time of such contribution. For “highly compensated employees,” as such term is defined in the Code, the amount of such contribution is a percentage of base salary. All our executive officers are deemed to be “highly compensated employees.” With respect to any employee such discretionary contributions, when combined with total contributions (both employee and Company) to the 401(k) portion of the Retirement Plan, cannot exceed the maximum amount deductible under the Code. In 2006, such maximum amount was $44,000. Employees become vested in discretionary contributions based on years of service. Employees become one-third vested after one year of employment, two-thirds vested after two years of employment and fully vested in all past, current and future contributions after three years of employment.

Insurance Benefits

We offer core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. We believe such benefits help us to attract and retain our workforce in a competitive market. The same benefits are available for all employees and executive officers, and include medical and dental coverage, short and long term disability insurance, life insurance and travel and special accident insurance. Employees become eligible for such coverage beginning on the first day of the month immediately following the date of hire. Aside from dental coverage and long term disability insurance, there is no cost to the employee for provision of such benefits.

Personal Benefits

The Company provides named executive officers with personal benefits which are generally available to all employees that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. These benefits generally constitute only a minor portion of total annual compensation. In 2006, none of the named executive officers received perquisites with an aggregate value of $10,000 or more. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Employment Agreements with Senior Executives

On November 1, 2006, in connection with the IPO, we entered into employment agreements (the “Employment Agreements”) with each of Messrs. Duffy, Senchak and Michaud (the “executives”). Each Employment Agreement is for a term of three years. During the term of the Employment Agreements, Mr. Duffy will serve as our Chairman and Chief Executive Officer, Mr. Senchak will serve as our Vice Chairman, President and Co-Head of Investment Banking and Mr. Michaud will serve as our Vice Chairman and Chief Operating Officer. In addition, each of the Employment Agreements provides that we will cause the executive to be nominated for election and re-election to the Board during the term of the agreement. Pursuant to the Employment Agreements, each of Messrs. Duffy, Senchak and Michaud initially will receive an annual base salary at least equal to their 2006 annual base salary, which is $325,000 for each executive. The Employment Agreements provide that each executive is eligible to receive an annual bonus under the terms of the Bonus Plan and other benefits to the same extent as provided generally to similarly situated executives of the Company. Each employment agreement contains restrictive covenants, which prohibit the executive from disclosing confidential information obtained while employed by us and from competing with us and soliciting our employees and customers during the term and for the two-year period thereafter.

To promote stability and continuity of senior management, each of the Employment Agreements contain provisions regarding payments to be made to each executive upon the occurrence of certain termination and change in control events. Information relating to the terms and amounts payable to each of Messrs. Duffy, Senchak and Michaud payable under such agreements or otherwise upon termination or a change in control of the Company are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 27.

Payments Made Upon Termination

If during the term of the Employment Agreement the executive’s employment is terminated other than for “cause” (as defined in the Employment Agreements), death or “disability” (as defined in the agreements), or the executive terminates employment for “good reason” (as defined in the agreements), the executive will be entitled to a lump-sum cash payment equal to the sum of:

•	any unpaid base salary and accrued vacation pay,

•	a pro rata annual bonus, based on the highest annual bonus earned in the three years prior to the date of termination (the “highest annual bonus”), and

•	three times the sum of (i) the executive’s base salary, (ii) the executive’s highest annual bonus and (iii) the amount equal to our contribution to the Profit Sharing Plan with respect to the executive for the year prior to the date of termination.

Upon any such termination, the executive and his family will be entitled to receive welfare benefit coverage at our expense for up to three years.

Payments Made Upon a Change in Control

Each Employment Agreement also provides that the executive is entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed under Section 4999 of the Code on change in control severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits will be reduced to such maximum amount.

Change in Control Agreements with Senior Executives

In addition to the provisions in the Employment Agreements described above, at the time of the IPO the Company announced its intention to enter into “change in control” agreements with a number of our senior executive officers, including the named executive officers who do not currently have employment agreements. These change in control agreements are expected to require us or our successor to provide to the applicable executive customary change in control severance benefits, if, during a specified period following a change in control of the Company (or prior to, and in connection with, a change in control of the Company), we or our successor terminate the executive’s employment without cause or the executive terminates his or her employment for good reason. We believe these agreements will reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. The Company is currently working with an outside consultant to review the potential terms of such agreements. The Company will provide disclosure of the terms of any such agreements in accordance with applicable regulatory requirements at the time that it enters into such agreements. Accordingly, the information in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control” beginning on page 27 does not currently reflect any of such anticipated future agreements.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. The Company believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R) (“SFAS 123(R)”) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period that such awards are expected to vest. Such grants are recognized as expenses on a straight-line basis over the service period, net of estimated forfeitures. No adjustment to reflect the net cumulative impact of estimating forfeitures in the determination of period expense was deemed necessary. Prior to the adoption of SFAS 123(R), we presented all tax benefits resulting from share-based compensation as cash flows from operating activities in the consolidated statements of cash flows. SFAS 123(R) requires cash flows resulting from tax deductions in excess of the grant-date fair value of share-based awards to be included in cash flows from financing activities. Accordingly, we reflected the excess tax benefit of $363,000 related to share-based compensation in cash flows from financing activities in 2006.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Christopher M. Condron, Chairman
Daniel M. Healy
John G. Duffy

Summary Compensation Table

The table below summarizes the total compensation earned by each of the named executive officers for the year ended December 31, 2006.

				Stock	All Other
		Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
John G. Duffy, Chairman & Chief Executive Officer	2006	343,145	2,975,000	19,045	34,134	3,371,324

Andrew M. Senchak, Vice Chairman and President	2006	342,699	2,975,000	19,045	29,000	3,365,744

Thomas B. Michaud, Vice Chairman and Chief Operating Officer	2006	350,975	2,999,050	19,045	29,000	3,398,070

Robert Giambrone, Chief Financial and Administrative Officer and Executive Vice President	2006	298,437	1,487,500	38,090	34,134	1,858,161

Mitchell B. Kleinman, General Counsel and Executive Vice President	2006	296,645	1,062,500	28,568	29,000	1,416,713

(1)	The amounts in the “Bonus” column represent bonuses paid in February 2007 for performance in 2006. See “Year End Performance Awards” beginning on page 19.

(2)	The amounts in the “Stock Awards” column represent restricted stock expensed over the requisite service period in 2006 as prescribed by SFAS 123(R) and do not include an estimate of forfeiture. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s 2006 Form 10-K, which is included in the 2006 annual report that was distributed to stockholders together with this Proxy Statement. See “2006 Grants of Plan Based Awards” on page 25.

(3)	The amount shown in the “All Other Compensation” column reflects for each named executive officer contributions allocated by the Company to each of the named executive officers in the Profit Sharing Plan (which is more fully described beginning on page 20 under the heading “Contributions to the Company Profit Sharing and Retirement Plan”).

2006 Grants of Plan Based Awards

The following table shows additional information regarding restricted stock awards granted in November 2006 in connection with the IPO. The amount of the annual cash incentive award received by each executive officer for performance during 2006 is shown in the Summary Compensation Table.

		All Other	Grant Date
		Stock Awards:	Fair Value of
		Number of	Stock and
		Shares of	Option
	Grant	Stock or Units	Awards
Name	Date	(*)	($)(*)
John G. Duffy	11/8/06	25,000	525,000
Andrew M. Senchak	11/8/06	25,000	525,000
Thomas B. Michaud	11/8/06	25,000	525,000
Robert Giambrone	11/8/06	50,000	1,050,000
Mitchell B. Kleinman	11/8/06	37,500	787,500

(*)	These numbers and fair value reflect restricted shares granted at our initial public offering price of $21.00 per share under the Equity Incentive Plan to each of our named executive officers. No other equity based awards were granted to such employees or vested during 2006. The terms of these restricted stock awards are described under “IPO Restricted Stock Awards” on page 20.

As described under “Year End Performance Awards” beginning on page 19, for 2006, year end cash and equity bonus amounts were determined based on individual, department and Company overall performance but were not determined under a plan which established specific levels of compensation based on achievement of identified performance targets. Accordingly, such amounts are not included in the table above. The Compensation Committee will evaluate various alternatives for future periods and may elect to implement compensation programs for certain executives based on achievement of specified targets. During 2006, the percentage of total compensation represented by salary and cash bonus, as reported in the Summary Compensation Table on page 24, for each of the named executive officers was: 98.4% for Mr. Duffy, 98.6% for Mr. Senchak, 98.6% for Mr. Michaud, 96.1% for Mr. Giambrone, and 95.9% for Mr. Kleinman.

Outstanding Equity Awards at Fiscal Year-End 2006

	Number of	Market Value of
	Shares or Units of	Shares or Units of
	Stocks That Have	Stock That Have
Name	Not Vested(1)	Not Vested ($)(2)
John G. Duffy	25,000	734,750
Andrew M. Senchak	25,000	734,750
Thomas B. Michaud	25,000	734,750
Robert Giambrone	50,000	1,469,500
Mitchell B. Kleinman	37,500	1,102,125

(1)	This column reports the total number of shares of restricted stock granted pursuant to the Equity Incentive Plan, none of which have vested. No other types of unvested equity awards were outstanding as of the end of the 2006 fiscal year. These awards were granted in connection with the IPO and will vest according to a schedule set forth in the related restricted stock agreement. The terms of these restricted stock awards are described under “IPO Restricted Stock Awards” on page 20.

(2)	The market value has been calculated by multiplying the number of shares awarded by the closing price of our common stock on December 29, 2006 (the last trading day of 2006) of $29.39. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

Potential Payments upon Termination or Change in Control

The following tables describe the estimated potential payments upon termination or change in control of the Company for Messrs. Duffy, Senchak and Michaud. Messrs Giambrone and Kleinman do not have individual agreements providing for payments on termination or upon a change in control. The amounts shown assume that the termination or change in control occurred on December 31, 2006. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Termination and Change in Control Payments for John G. Duffy

	Termination for
	Cause or			Termination Without
	Termination by		Termination for	Cause or for Good
	Executive Without		Good Reason and	Reason due to a
	Good Reason	Death or Disability	Without Cause	Change in Control
Cash Severance — Base	$0	$0	$825,000	$825,000
Cash Severance — Bonus	0	0	7,500,000	7,500,000
2006 Pro rata Bonus	0	2,500,000	2,500,000	2,500,000
Equity Value	0	734,750	0	734,750
Health/Welfare Benefits	0	0	44,732	44,732
Company Profit Sharing Contribution	0	0	84,599	84,599
Gross Up on Excise Taxes	n/a	n/a	n/a	5,129,487
Total	0	$3,234,750	$10,954,331	$16,818,568

Termination and Change in Control Payments for Andrew M. Senchak

	Termination for
	Cause or			Termination Without
	Termination by		Termination for	Cause or for Good
	Executive Without		Good Reason and	Reason due to a
	Good Reason	Death or Disability	Without Cause	Change in Control
Cash Severance — Base	$0	$0	$975,000	$975,000
Cash Severance — Bonus	0	0	8,250,000	8,250,000
2006 Pro rata Bonus	0	2,750,000	2,750,000	2,750,000
Equity Value	0	734,750	0	734,750
Health/Welfare Benefits	0	0	44,732	44,732
Company Profit Sharing Contribution	0	0	84,000	84,000
Gross Up on Excise Taxes	n/a	n/a	n/a	5,501,684
Total	0	$3,484,750	$12,103,732	$18,340,166

  Termination and Change in Control Payments for Thomas B. Michaud

	Termination for
	Cause or			Termination Without
	Termination by		Termination for	Cause or for Good
	Executive Without		Good Reason and	Reason due to a
	Good Reason	Death or Disability	Without Cause	Change in Control
Cash Severance — Base	$0	$0	$975,000	$975,000
Cash Severance — Bonus	0	0	8,091,885	8,091,885
2006 Pro rata Bonus	0	2,697,295	2,697,295	2,697,295
Equity Value	0	734,750	0	734,750
Health/Welfare Benefits	0	0	44,732	44,732
Company Profit Sharing Contribution	0	0	84,000	84,000
Gross Up on Excise Taxes	n/a	n/a	n/a	5,053,687
Total	0	$3,432,045	$11,892,912	$17,681,349

Terms of Plans

See the Compensation Discussion and Analysis beginning on page 15 for a description of the material terms, conditions and assumptions for the Company’s benefit plans or, in the case of Messrs. Duffy, Senchak and Michaud, their Employment Agreements. Messrs. Giambrone and Kleinman do not currently have employment agreements.

Under the terms of the Equity Incentive Plan, pursuant to which Messrs. Giambrone and Kleinman received certain grants of restricted stock under vesting terms more fully described under “Year End Performance Awards” and “IPO Restricted Stock Awards” on pages 19 and 20. Vesting of such awards will accelerate upon death, permanent disability or a change in control. Utilizing the same assumptions for calculation of equity value in the tables above, and as described below, upon death, permanent disability or a change in control of the Company, the value of unvested restricted stock that would be accelerated would be $1,469,500 for Mr. Giambrone and $1,102,125 for Mr. Kleinman.

Termination for Cause or by the Executive Without Good Reason

No additional benefits are payable in any case of termination by the Company for cause or termination by an executive without good reason. Any unvested shares of restricted stock held by our named executive officers would be forfeited in the event of any termination of his employment, other than termination due to death or disability.

Death or Disability

With respect to Messrs. Duffy, Senchak and Michaud, in the event of a termination of employment due to death or disability, the executive will be entitled to receive a pro rata annual bonus, based on the highest annual bonus earned in the three years prior to the date of termination (the “2006 Pro rata Bonus”). Vesting of the restricted stock held by each of our named executive officers accelerates in the event of a termination of the applicable executive’s employment due to death or disability. The amounts shown assume vesting of restricted stock as of December 31, 2006 at the year-end closing price of $29.39. The amounts shown do not include any vested stock awards. For Messrs. Duffy, Senchak and Michaud, disability means, generally, the executive’s absence from his duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the executive. For Messrs. Giambrone and Kleinman, disability is determined under the Company’s long-term disability plan applicable to the executive.

Termination for Good Reason and Without Cause

With respect to Messrs. Duffy, Senchak and Michaud, if the executive’s employment is terminated by the Company (other than a termination for cause, death or disability) or the executive terminates employment for good reason, the executive will be entitled to a lump-sum cash payment equal to any unpaid base salary, accrued vacation pay and any unpaid prior year’s annual bonus, plus the sum of (i) three times the executive’s base salary, (ii) three times the executive’s highest annual bonus earned in the three years prior to the date of termination, (iii) the 2006 pro-rata bonus, and (iv) three times the amount of our contribution to the Profit Sharing Plan on behalf of the executive for the year prior to the date of termination. Upon any such termination, the executive and his family will also be entitled to receive welfare benefit coverage (including medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance), at the same after-tax cost to the executive if the executive had continued to be employed by the Company, for up to three years.

Generally, for purposes of the Employment Agreements, cause exists for the executive’s:

•	willful and continued failure substantially to perform the executive’s duties (other than as a result of physical or mental illness or injury), after written demand for substantial performance,

•	illegal conduct or gross misconduct, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company, or

•	conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.

Generally, for purposes of the Employment Agreements, good reason exists if, without the executive’s consent:

•	the executive is not nominated to the Board or is assigned duties inconsistent with his job description, or the Company takes any action that results in a diminution in the executive’s position, authority, duties or responsibilities, other than certain Company actions that are promptly remedied after notice by the executive,

•	the Company fails to pay or provide the executive’s base salary, annual bonus and other benefits; reimbursement of expenses; and office and staff, as required by the Employment Agreement, other than certain Company actions that are promptly remedied after notice by the executive,

•	the Company requires that the executive render his services primarily at a location other than the one described in his Employment Agreement,

•	the Company purports to terminate the executive’s employment otherwise than as permitted by his Employment Agreement, or

•	the Company fails to require any successor to the Company to assume expressly and agree to perform his Employment Agreement.

Change in Control

Upon a change in control of the Company, our named executive officers may be subject to certain excise taxes pursuant to Section 4999 of the Code. Each of Messrs. Duffy, Senchak and Michaud are entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed under Section 4999 of the Code on change in control severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits will be reduced to such maximum amount. Vesting of the restricted stock held by each of our named executive officers accelerates in the event of a change in control of the Company. The amounts shown assume vesting of restricted stock as of December 31, 2006 at the year-end closing price of $29.39. The amounts shown do not include any vested stock awards.

Generally, for purposes of the Equity Incentive Plan, a change in control occurs:

•	if any person becomes the owner of 20% or more of the Company’s common stock or voting securities (other than stock or securities acquired (i) directly from, or by, the Company, (ii) by an employee benefit plan of the Company or its affiliates, or (iii) in a transaction described in the second-to-last bullet below),

•	if a majority of the members of the Board as of the effective date of the Equity Incentive Plan are replaced other than in specific circumstances,

•	upon consummation of a reorganization, merger, exchange, consolidation or similar transaction of the Company or any of its subsidiaries; a sale or other disposition of all or substantially all of the assets of the Company; or the acquisition of another company’s assets or stock by the Company or any of its subsidiaries, other than a transaction that would result in (i) all or substantially all of the owners of the Company’s outstanding common stock and voting securities immediately prior to the transaction continuing to own more than 50% of the common stock (or its equivalent) and voting power of the entity resulting from that transaction in substantially the same proportions as their pre-transaction ownership, (ii) no person (other than any corporation resulting from that transaction or any employee benefit plan of the Company or that corporation) owning 20% or more of the common stock or voting power of voting securities of that corporation (excluding pre-transaction ownership), and (iii) the members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that transaction constituting at least a majority of the members of the board of directors (or its equivalent) of the entity resulting from that transaction, or

•	if the Company’s stockholders approve a complete liquidation or dissolution of the Company.

Termination Due to a Change in Control

Other than the severance and change in control payments and benefits described above, no enhanced payments or benefits are payable in the case of termination of employment following, or due to, a change in control of the Company. However, the occurrence of a termination of employment in connection with a change in control of the Company increases the likelihood that an executive will be subject to federal excise tax imposed under Section 4999 of the Code. For example, if a change in control and the simultaneous termination of employment of the named executive officers had occurred on December 31, 2006, Messrs. Duffy, Senchak and Michaud would each be entitled to gross-up payments in respect of this excise tax. The calculation of this gross-up amount in the tables above is based upon an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate applicable to the individual executive. For purposes of this gross-up payment calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value is attributed to the executive’s non-competition covenants.

Restrictive Covenants

Each of the Employment Agreements contains non-competition and other restrictive covenants of the executive, which are described under “Employment Agreements with Senior Executives” beginning on page 21.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified independent directors to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Directors who are employees of the Company receive no additional compensation for their service as directors. The following compensation structure for non-employee directors was adopted by the Board, at the recommendation of the Corporate Governance and Nominations Committee, in February 2007.

Cash Compensation Paid to Non-Employee Directors

Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $50,000, payable in equal quarterly installments of $12,500. The chair of the Audit Committee is entitled to additional cash compensation of $25,000 per year, payable in equal quarterly installments of $6,250. The chair of the Compensation Committee is entitled to additional compensation of $15,000 per year, payable in equal quarterly installments of $3,750.

Stock Compensation Paid to Non-Employee Directors

Members of the Board who are not employees of the Company are entitled to receive, in arrears, $50,000 in annual restricted stock awards, payable on or about the time of payment of annual equity stock bonuses that have been awarded to senior Company management — generally in the first quarter of the following fiscal year — and vesting on the same terms as equity stock awards to senior Company management. While no such annual restricted stock awards were granted to the non-employee directors in 2007 with respect to the 2006 fiscal year, such directors are expected to receive restricted stock awards in 2008 as compensation for their services as directors in fiscal 2007.

In connection with the consummation of the IPO, we granted Mr. Healy an award of 5,000 shares of restricted stock. Restrictions on the resale or transfer of such shares are removed on the same terms as all other restricted stock awards granted to employees in connection with the IPO, based on the vesting schedule for all such awards of 25% of the amount of such restricted shares on the second anniversary of the completion of the IPO, 35% on the third anniversary, and the remaining 40% on the fourth anniversary. Any unvested shares would be forfeited on termination of service as a director.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006. There were no non-employee directors serving on the Board prior to October 2006. Mr. Healy was appointed to the Board on October 19, 2006 in connection with the IPO, and therefore his compensation with respect to the 2006 fiscal year represents what the Company deemed to be equitable pro rata compensation for his services as a director and chairman of the Audit Committee during 2006. Mr. Condron was not appointed to the Board until February 1, 2007 and therefore did not receive any compensation with respect to the 2006 fiscal year.

	Fees Earned or	Stock
Name(1)	Paid in Cash	Awards(2)	Total

Daniel M. Healy	$18,750	$3,809	$22,559

(1)	John G. Duffy, Thomas B. Michaud and Andrew M. Senchak are not included in this table as they are employee directors of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Duffy, Michaud and Senchak as employees of the Company are shown in the Summary Compensation Table on page 24.

(2)	Mr. Healy was awarded 5,000 shares of common stock in connection with the consummation of the IPO at a deemed market value per share of $21.00, equal to the initial public offering price per share of our common stock. Dollar amount indicated represents restricted stock expensed over the requisite service period in 2006 as prescribed by SFAS 123(R) and does not include an estimate of forfeiture.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interest, the Board has delegated to the Audit Committee the authority to review any Company transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or will have a direct or indirect material interest:

•	our executive officers or directors (including nominees),

•	our 5% or greater stockholders, and

•	a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law or individual (other than a tenant or employee) sharing the household of any of the foregoing persons.

These transactions are considered “related party transactions” and the Audit Committee has adopted a written policy (the “Related Party Review Policy”) on March 22, 2006 governing such transactions. Unless exempted from the Related Party Review Policy as described below, related party transactions must be approved or ratified by the Audit Committee unless the committee determines that such transaction must be considered by all disinterested Board members, in which case such transaction will be approved or ratified by the vote of a majority of such disinterested directors.

In considering whether to approve or ratify any related party transaction, the Audit Committee, or disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all relevant factors, including but not limited to:

•	the size of the transaction and the amount payable to the related party,

•	the nature of the interest of the related party in the transaction,

•	whether the transaction may involve a conflict of interest, and

•	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Reviewing Directors will review related party transactions at regularly scheduled meetings of the Audit Committee or the Board, as the case may be unless it is advisable for an interim meeting to be called for such purpose. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of related party transactions under the Related Party Review Policy and therefore do not require review and approval by the Audit Committee.

Relationships with Our Directors and Executive Officers

Pre-IPO Loans in Connection with Stock Purchases

Prior to the IPO, from time to time we had made loans to our directors, executive officers, and employees to enable them to purchase our common stock. Subject to our profitability, we had historically made an extra salary payment in an amount equal to the annual accrued interest on their loans.

Set forth in the table below is a list of persons who were directors or executive officers at any point since January 1, 2006 whose indebtedness to the Company at any point since such date exceeded $120,000. Included in the table is the largest aggregate amount of principal outstanding at any point between January 1, 2006 and the date of repayment of such loans, as well as the annual interest rate on such loans.

The current balance on each of the loans listed below is zero dollars, as all of these loans were repaid in full prior to August 11, 2006, the date of the initial filing of our registration statement in connection with the IPO. In the future we will not extend loans to our directors or executive officers other than in compliance with the Sarbanes-Oxley Act of 2002. Of the persons named below, only Messrs. Michaud, Giambrone and Kleinman are currently deemed to be “executive officers” (as such term is defined in the Exchange Act).

	Largest Outstanding
	Balance Since	Annual	Current
	January 1,	Interest	Outstanding
Name	2006 ($)	Rate(s)	Balance ($)

E. Craig Coats, Jr.	799,735	3.16% and 3.31%	0
Robert Giambrone	199,817	3.16% and 3.31%	0
John N. Howard, Jr.	149,838	3.06%	0
Mitchell B. Kleinman	139,940	3.06% and 3.16%	0
Thomas B. Michaud	239,978	3.06%	0
Vasco Moreno	499,936	5.00%	0
Peter E. Roth	335,683	2.70% and 3.16%	0
Richard Wynne-Griffith	249,757	5.00%	0

Securities Trading and Investments by Employees

From time to time, our directors, officers and other employees may buy or sell securities to or from Keefe Bruyette as principal or through Keefe Bruyette as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups, and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, we provide margin credit for employees, while we have not provided such credit to customers.

From time to time, and subject to our policies requiring prior satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which we are also placing with customers or in which we are also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due us, such investments are made on terms no more favorable to the employee than those relating to the investments of our customers.

Limited Partnership Investment

At its meeting held on March 22, 2007, the Audit Committee, subject to compliance with the limitations and conditions described below, approved a proposed investment to be made by the Company in Orca BICS Fund I LP, a Delaware limited partnership (the “LP”). Such investment (the “LP Investment”) was deemed to be a “related party transaction” subject to Audit Committee review because one of the founders, principals and managers of LP’s investment portfolio was a senior officer of the Company whose employment ended on April 1, 2007. The employee, Kevin Meenan was an Executive Vice President and Co-Head of the Fixed Income Department during a portion of 2006, and may therefore have been deemed during that period to be an “executive officer” as such term is defined in the Related Party Review Policy.

The Audit Committee considered several relevant factors and required elements of review in analyzing the propriety of the investment by the Company, including but not limited to those set forth in the Related Party Review Policy and described above under “— Review and Approval of Transactions with Related Persons,” and approved the investment on certain terms. In order to manage potential conflicts of interest, including those that may arise if the Company offers future securities or other investment products (collectively “Company Investment Products”) that compete with the LP or that may arise in the event that the LP acquires or trades with the Company such Company Investment Products or other securities as part of its investment portfolio, the following conditions and limitations will apply to the LP Investment:

•	the Company will be a limited partner solely in the LP and not acquire any general partnership interests,

•	the LP Investment (not including any undistributed appreciation in the Company’s capital account in the LP) will be at all times limited to the lesser of up to $10 million or 20% of all capital accounts of all limited partnership interests in LP,

•	the Company will not co-market interests in the LP to other investors and the LP will not represent to other investors that the LP has any association with the Company other than in its capacity as an investor or in providing services or Company Investment Products on an arms length basis.

•	the Company will have no role in the management of the LP or its day-to-day investment decisions in order to, among other things, prevent the perception that the Company is managing or is a sponsor of the LP,

•	services provided by the LP to the Company or by the Company to the LP are to be at market rates in arms-length transactions and are subject to approval of the Audit Committee if deemed to be “related party transactions” under the Related Party Review Policy,

•	the Company will not provide treatment on terms more favorable than that available for other customers with respect to prospective investments, and

•	the LP’s investor marketing materials include adequate and appropriate disclosure regarding potential valuation and other conflicts and the Company’s status as a passive investor.

On April 1, 2007, the Company purchased limited partnership interests in the LP for an aggregate amount of $375,000 and executed a commitment to invest additional funds subject to the above described terms.

Amended and Restated Stockholders’ Agreement

At the time of completion of the IPO, employees deemed to be “covered stockholders,” (defined to be any employees holding a title at or above the level of Principal) entered into the Stockholders’ Agreement, relating to the ownership and disposition of any shares of our common stock owned by them. Pursuant to the Stockholders’ Agreement, shares held by covered stockholders are subject to limitations on disposition until the five year anniversary of the IPO, which limitations may be waived by the Board or will be removed upon retirement, death or disability in accordance with the agreement. Prior to the second anniversary of the IPO, each covered stockholder may not dispose of any shares. On or after such date, the Stockholders’ Agreement permits each covered stockholder to dispose of his or her shares as follows:

•	on or after the second anniversary, each covered stockholder may dispose of up to 25% of his of her shares,

•	on or after the third anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares,

•	on or after the fourth anniversary, each covered stockholder may dispose of up to an additional 25% of his or her shares, and

•	on or after the fifth anniversary, each covered stockholder may dispose of his or her shares without restriction.

These anniversary permissions are cumulative so that they may be exercised at any future date. As of April 16, 2007, approximately 67% of our outstanding common stock was held by covered stockholders.

Under the Stockholders’ Agreement, a covered stockholder may elect “Retirement” and terminate his or her employment and be free to sell all shares at any time after the second anniversary of the IPO, without restriction, if such employee (i) is 60 years old or older or (ii) the total number of years served as an employee and such employee’s age is 65 or greater and, in either case, such employee enters into a non-competition, non-solicitation agreement with us providing that the employee will refrain from certain practices involving competitors or potential competitors of us for two years following the date of termination of employment. Covered stockholders who retire prior to the second anniversary and meet the criteria for Retirement, including execution of the two-year non-competition and non-solicitation agreement, will not accelerate the schedule of limitations on sales until the second anniversary of the IPO. The Stockholders’ Agreement also provides that a covered stockholder who does not meet the criteria for Retirement who elects to terminate employment with us prior to the fifth anniversary of the IPO may not, within three months or, if earlier, the fifth anniversary of the IPO, engage in employment in competition with us (as defined in the Stockholders’ Agreement).

In addition, a covered stockholder may dispose of subject shares to (i) a family member or a trust or other entity for the benefit of or controlled by the covered stockholder or the covered stockholder’s family member, provided that the family member or trust or other entity agrees in writing to be bound by the Stockholders’ Agreement or (ii) a charitable organization, subject to a $150,000 annual limit in value of shares transferred to a charitable organization by such covered stockholder.

With the consent of the Board, at any time after the 180th day after November 8, 2006 (the date of the final prospectus distributed in connection with the IPO), covered stockholders may dispose of additional shares at any time, in any amount, regardless of the foregoing restrictions. In addition, the Stockholders’ Agreement does not restrict the disposition of shares held by a covered stockholder who ceases to be an employee as a result of death or disability, or is terminated by us without Cause (as that term is defined in the Stockholders’ Agreement).

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 16, 2007, for:

•	each director and nominee for director,

•	each executive officer named in the Summary Compensation Table herein, and

•	all directors (including nominees) and executive officers as a group.

In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. These amounts reflect the shares outstanding based upon the vesting terms of the RSUs and all shares of restricted stock granted both as year end equity-based awards and at the time of the completion of the IPO. Unless otherwise indicated, the address for each person listed below is: c/o KBW, Inc. 787 Seventh Avenue, New York, New York, 10019. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

We are not aware of any beneficial owner of more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent‡

John G. Duffy(1)	1,070,282	3.20%
Andrew M. Senchak(2)	1,074,582	3.21%
Thomas B. Michaud(3)	959,678	2.87%
Robert Giambrone(4)	203,744	*
Mitchell B. Kleinman(5)	291,358	*
Christopher M. Condron	5,000	*
Daniel M. Healy(6)	10,000	*
All Directors and Executive Officers as a group (7 persons)	3,614,644	10.81%

‡	For purposes of this table the percentage is calculated based on the 32,121,968 shares of common stock entitled to vote at the Meeting and the 1,324,486 shares underlying vested RSUs, which are not entitled to vote at the Meeting.

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes (a) 25,000 shares of restricted stock issued under the Equity Incentive Plan in November 2006 in connection with the completion of the IPO, (b) 17,582 shares of restricted stock issued under the Equity Incentive Plan in February 2007 as a portion of the 2006 year end bonus, (c) 215,000 shares of common stock held by the John G. Duffy 2006 Grantor Retained Annuity Trust, of which Mr. Duffy is the trustee and from which he will receive an annuity, and (d) 191,565 shares held in the aggregate by four trusts for the benefit of Mr. Duffy’s children, over which Mr. Duffy has no voting or investment control (Mr. Duffy disclaims any beneficial ownership of these 191,565 shares).

(2)	Includes (a) 25,000 shares of restricted stock issued under the Equity Incentive Plan in November 2006 in connection with the completion of the IPO, (b) 17,582 shares of restricted stock issued under the Equity Incentive Plan in February 2007 as a portion of the 2006 year end bonus, and (c) 1,010,500 shares of common stock held by the Andrew M. Senchak 2006 Grantor Retained Annuity Trust, of which Mr. Senchak is the trustee and from which he will receive an annuity.

(3)	Includes (a) 25,000 shares of restricted stock issued under the 2006 Equity Incentive Plan in November 2006 in connection with the completion of the IPO, (b) 16,542 shares of restricted stock issued under the Equity Incentive Plan in February 2007 as a portion of the 2006 year end bonus, and (c) 26,875 shares of common stock underlying vested RSUs held by such person.

(4)	Includes (a) 50,000 shares of restricted stock issued under the Equity Incentive Plan in November 2006 in connection with the completion of the IPO, (b) 8,791 shares of restricted stock issued under the Equity

Incentive Plan in February 2007 as a portion of the 2006 year end bonus, and (c) 26,961 shares of common stock underlying vested RSUs held by such person.

(5)	Includes (a) 37,500 shares of restricted stock issued under the Equity Incentive Plan in November 2006 in connection with the completion of the IPO, (b) 6,279 shares of restricted stock issued under the Equity Incentive Plan in February 2007 as a portion of the 2006 year end bonus, and (c) 124,829 shares of common stock underlying vested RSUs held by such person.

PROPOSAL 2

The Ratification of Appointment of KPMG LLP
as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

At its March 22, 2007 meeting, the Audit Committee recommended and approved the appointment of KPMG as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2007. The Company is seeking the stockholders’ ratification of such action.

Representatives of KPMG are expected to attend the Meeting and be available to make a statement or respond to appropriate questions.

Your Board And The Audit Committee Recommend That Stockholders
Vote FOR The Ratification of Appointment Of
KPMG LLP As The Company’s Independent Registered Public Accounting Firm
(Independent Auditors).

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the integrity of the Company’s financial statements, the qualifications, performance and independence of the Company’s external auditors, the performance of the Company’s internal audit function, and the compliance by the Company with legal and regulatory requirements.

The consolidated financial statements of KBW, Inc. for the fiscal year ended December 31, 2006 were audited by KPMG LLP, independent registered public accounting firm for the Company (the “Auditors”). In connection with such financial statements, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management and the Auditors,

(2)	discussed with the Auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, and

(3)	received the written disclosures and letter from the Auditors required by Independence Standards Board Standard No. 1 and discussed with the Auditors their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s 2006 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Daniel M. Healy, Chairman
Christopher M. Condron
John G. Duffy

Audit Committee Pre-Approval Policy

For audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of the fiscal year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to, such engagement letter will be formally accepted by the Audit Committee. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter. The independent auditor must ensure that all audit services provided to the Company have been approved by the Audit Committee. The Chief Financial Officer (the “CFO”) is responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

To minimize relationships which could appear to impair the objectivity of the independent auditor, it is the Audit Committee’s practice to restrict the non-audit services that may be provided to the Company by the independent auditor. The Company will obtain such limited non-audit services from the Company’s independent auditor only when the services offered by the auditor’s firm are more effective or economical than services available from other providers, and, to the extent possible, only following competitive bidding for such services.

For non-audit services, management will submit to the Audit Committee for approval (prior to the Audit Committee’s scheduled meeting during the first quarter of the fiscal year, unless a later date is agreed to by the Audit Committee) the list of non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. Management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process. The independent auditor must confirm that all non-audit services to be provided by it to the Company have been approved by the Audit Committee. The CFO is responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the committee chair the authority to amend or modify the list of approved permissible non-audit services and fees. The chair will report action taken to the Audit Committee at the next committee meeting.

The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Service Fees Paid to the Independent Registered Public Accounting Firm

KPMG served as our independent auditors with respect to the fiscal years ended December 31, 2006 and 2005. The following is the breakdown of aggregate fees paid to KPMG for the last two fiscal years:

	2006	2005

Audit Fees	$632,000	$275,850
Audit Related Fees(1)	933,000	31,850
Tax Fees(2)	568,475	315,850
All Other Fees(3)	148,775	130,150

Total	$2,282,250	$753,700

(1)	Audit services in connection with the IPO and the Company’s employee benefit plan.

(2)	Consists primarily of tax compliance and planning.

(3)	Consists primarily of audits of sponsored partnership entities and accounting advisory services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to the Company.

Based solely on our review of the copies of such forms received by us with respect to 2006, we believe all of our directors and executive officers met all applicable filing requirements, except that Daniel M. Healy, a member of the Board, inadvertently filed a late Form 4 in March 2007 reporting his November 2006 IPO restricted stock awards because of an administrative oversight on the part of the Company.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Corporate Secretary of the Company on or before December 29, 2007. Stockholder proposals to be presented at the 2008 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than March 8, 2008, nor later than April 7, 2008, in accordance with the procedures in the Company Bylaws.

AVAILABLE INFORMATION

Our 2006 annual report and our Form 10-K, including financial statements for the year ended December 31, 2006, accompany this Proxy Statement. Stockholders who wish to obtain an additional copy of our 2006 annual report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2006 or a copy of any of the charters of our Audit Committee, Compensation Committee or CG&N Committee, our Corporate Governance Guidelines, Code of Ethics or Supplemental Code of Ethics, may do so without charge by viewing these documents on the “Investor Relations” section of our web site at www.kbw.com, by contacting Alan Oshiki with Investor Relations at (866) 529-2339, or by writing to KBW, Inc., c/o Broadgate, 48 Wall Street, New York, New York 10005.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. If any other matter should be properly presented at the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Mitchell B. Kleinman
Executive Vice President and General Counsel

New York, New York
April 27, 2007

Appendix A

KBW, INC.

AUDIT COMMITTEE CHARTER

(Adopted as of October 19, 2006)

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of KBW, Inc. (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management (including the chief financial officer and chief accounting officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee shall review and discuss with the independent auditor any documentation supplied by the auditor as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the auditor’s independence. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain Independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Meet to review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4. Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6. Review and discuss quarterly reports from the independent auditors on:

(a) all critical accounting policies and practices to be used;

(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general (consisting of discussing the types of information to be disclosed and the types of presentations to be made), and each earnings release or each instance in which the Company provides earnings guidance need not be discussed in advance.

8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12. Review and evaluate the lead partner of the independent auditor team.

13. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

16. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18. Review the appointment and replacement of the senior internal auditing executive.

19. Review the significant reports to management prepared by the internal auditing department and management’s responses.

20. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

25. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

KBW, INC.
C/O BANK OF NEW YORK
101 BARCLAY STREET
11 EAST
NEW YORK, NY 10286
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KBWIN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KBW, INC.

The Board of Directors recommends a vote FOR the following items (1 and 2):		For	Withhold

1.	Election of Director for a three-year term: Thomas B. Michaud	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2007.	☐	☐	☐

		Yes	No

	Please indicate if you plan to attend this meeting.	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the space on the reverse side. Please note that change(s) to the registered name(s) on the account may not be submitted via this method.
☐

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
KBW, Inc. 2007 Annual Meeting of Stockholders
Wednesday, June 6, 2007
10:00 a.m. New York time
AMA Management Center
1601 Broadway
New York, New York 10019
This Admission Ticket will be required to admit you to the meeting.
Please write your name and address in the space provided below and present this ticket when you enter.

Name:

Address:

City, State and Zip Code:

KBW, INC.

The undersigned hereby appoints John G. Duffy, Robert Giambrone and Mitchell B. Kleinman, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the back of this card all the shares of common stock of KBW, Inc. in this account held in the name of the undersigned at the close of business on April 16, 2007, at the annual meeting of stockholders to be held on June 6, 2007, at 10:00 a.m. New York time, and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the stockholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted FOR items 1 and 2, and, in the discretion of the proxy holders, upon such other matters as may properly come before the meeting.
This proxy is solicited on behalf of the board of directors.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.